Exhibit 99.2

Cartesian Growth Corporation Announces Closing of

$345 Million Initial Public Offering

New York, NY – (February 26, 2021) – Cartesian Growth Corporation (the “Company”) announced today the closing of its initial public offering of 34,500,000 units, including 4,500,000 units pursuant to the exercise of the underwriters’ over-allotment option. The offering was priced at $10.00 per unit generating total gross proceeds of $345,000,000. The Company’s sponsor is an affiliate of Cartesian Capital Group, LLC, a global private equity firm specializing in providing growth capital to transnational businesses.

The units are listed on the Nasdaq Capital Market and trade under the ticker symbol “GLBLU.” Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the Nasdaq Capital Market under the ticker symbols “GLBL” and “GLBLW,” respectively.

Cantor Fitzgerald & Co. served as the sole book-running manager of the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

Registration statements relating to the securities became effective on February 23, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cartesian Growth Corporation

Cartesian Growth Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. The Company is led by Chairman and Chief Executive Officer, Peter Yu, who is also the Managing Partner of Cartesian Capital Group, LLC, a global private equity firm and registered investment adviser headquartered in New York City, New York. The Company’s acquisition and value-creation strategy is to identify and combine with an established high-growth company that can benefit from both a constructive combination and continued value-creation by the Company’s management. The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012. For more information about Cartesian Growth Corporation, please visit www.cartesiangrowth.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Cartesian Growth Corporation

contact@cartesiangrowth.com

www.cartesiangrowth.com